Exhibit 99.1

Press Contact:	Investor Relations Contact:
Robyn Jenkins-Blum	Melissa Selcher
Cisco	Cisco
+1 (408) 853-9848	+1 (408) 424-1335
rojenkin@cisco.com	mselcher@cisco.com

CISCO REPORTS FOURTH QUARTER AND FISCAL YEAR 2012 EARNINGS

•	Q4 Net Sales: $11.7 billion (increase of 4% year over year)

•	Q4 Net Income: $1.9 billion GAAP (increase of 56% year over year); $2.5 billion non-GAAP (increase of 15% year over year)

•	Q4 Earnings per Share: $0.36 GAAP (increase of 64% year over year); $0.47 non-GAAP (increase of 18% year over year)

•	FY 2012 Net Sales $46.1 billion (increase of 7% year over year)

•	FY 2012 Net Income: $8.0 billion GAAP (increase of 24% year over year); $10.0 billion non-GAAP (increase of 11% year over year)

•	FY 2012 Earnings per Share: $1.49 GAAP (increase of 27% year over year); $1.85 non-GAAP (increase of 14% year over year)

SAN JOSE, Calif. – August 15, 2012 – Cisco, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported its fourth quarter and fiscal year results for the period ended July 28, 2012. Cisco reported fourth quarter net sales of $11.7 billion, net income on a generally accepted accounting principles (GAAP) basis of $1.9 billion or $0.36 per share, and non-GAAP net income of $2.5 billion or $0.47 per share.

“As a result of our strong performance, continued execution on our plan to deliver profitable growth, and commitment to shareholders, for the full fiscal year, we delivered revenue growth of 7% as well as a record year in revenue and earnings per share,” stated Cisco Chairman and CEO John Chambers.

“Our strategy – delivering intelligent networks and technology architectures, built on integrated products, services and software platforms, to fuel our customers’ businesses – is proving the right long-term strategy for our success. There is no question that our industry and our world are evolving quickly and Cisco is squarely at the center of major technology market transitions – cloud, mobile, visual, virtual and social.”

Q4 GAAP Results

	Q4 2012	Q4 2011	Vs. Q4 2011
Net Sales	$11.7 billion	$11.2 billion	4.4%
Net Income	$1.9 billion	$1.2 billion	55.6%
Earnings per Share	$0.36	$0.22	63.6%

Q4 Non-GAAP Results

	Q4 2012	Q4 2011	Vs. Q4 2011
Net Income	$2.5 billion	$2.2 billion	15.1%
Earnings per Share	$0.47	$0.40	17.5%

Fiscal Year GAAP Results

	FY 2012	FY 2011	Vs. FY 2011
Net Sales	$46.1 billion	$43.2 billion	6.6%
Net Income	$8.0 billion	$6.5 billion	23.9%
Earnings per Share	$1.49	$1.17	27.4%

Fiscal Year Non-GAAP Results

	FY 2012	FY 2011	Vs. FY 2011
Net Income	$10.0 billion	$9.0 billion	10.9%
Earnings per Share	$1.85	$1.62	14.2%

A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the table on page 6.

Cisco will discuss fourth quarter and fiscal year 2012 results and business outlook on a conference call and webcast at 1:30 p.m. Pacific Time today. Call information and related charts are available at http://investor.cisco.com.

Cash and Cash Equivalents and Investments

•

Cash flows from operations were $3.1 billion for the fourth quarter of fiscal 2012, compared with $3.0 billion for the third quarter of fiscal 2012, and compared with $2.8 billion for the fourth quarter of fiscal 2011. Cash flows from operations were $11.5 billion for fiscal 2012, compared with $10.1 billion for fiscal 2011.

•

Cash and cash equivalents and investments were $48.7 billion at the end of the fourth quarter of fiscal 2012, compared with $48.4 billion at the end of the third quarter of fiscal 2012, and compared with $44.6 billion at the end of the fourth quarter of fiscal 2011.

Stock Repurchase Program and Dividends

•

During the fourth quarter of fiscal 2012, Cisco repurchased 108 million shares of common stock under the stock repurchase program at an average price of $16.62 per share for an aggregate purchase price of $1.8 billion. During fiscal 2012, Cisco repurchased 262 million shares of common stock at an average price of $16.64 per share for an aggregate purchase price of $4.4 billion. As of July 28, 2012, Cisco had repurchased and retired 3.7 billion shares of Cisco common stock at an average price of $20.36 per share for an aggregate purchase price of approximately $76.1 billion since the inception of the stock repurchase program. The remaining authorized amount for stock repurchases under this program is approximately $5.9 billion with no termination date.

•	During the fourth quarter of fiscal 2012, Cisco paid a cash dividend of $0.08 per common share, or $425 million. For fiscal 2012, Cisco paid cash dividends of $0.28 per common share, or $1.5 billion.

Select Global Business Highlights

•

Cisco completed the acquisition of privately held ClearAccess. ClearAccess provides TR-069 standards-based software to service providers for the provisioning and management of residential and mobile devices. Cisco’s acquisition of ClearAccess will help service providers to better deliver, manage and monetize their services, while helping to improve operational efficiencies and customer experiences.

•

Cisco completed the acquisition of privately held Truviso. The acquisition of Truviso reinforces Cisco’s commitment to intelligent networking by providing differentiated solutions with streaming real-time analytics for the core, data center, virtualization, collaboration, and video.

•

Cisco and Citrix launched a new partner accelerator initiative that enables the two companies to simplify go-to-market activities, build channel partner competencies, elevate partner differentiation, and drive partner profitability.

Cisco Innovation

•

Cisco delivered the foundation for a next-generation mobile internet: the Cisco® Aggregation Services Router (ASR) 5500 – a platform capable of improving performance over the previous Cisco ASR 5000 Series systems by up to 10 times and providing the industry’s first elastic solution for mobile networks.

•

Cisco announced the Cisco Cloud Connected Solution, a new product solution that delivers cloud-enabled routing and wide area network (WAN) optimization platforms, along with Cloud Connector software and services, enabling users to connect to cloud services with industry leading security.

•

Cisco introduced a versatile and broad approach to network programmability – Cisco Open Network Environment – aimed at helping customers drive the next wave of business innovation through trends such as cloud, mobility, social networking, and video.

•

Cisco introduced Cisco WebEx® Social, bringing social collaboration to mobile devices, email and business productivity applications, and extending WebEx beyond web conferencing to include social and telepresence.

•

Cisco announced Cisco Unified Communications (UC) Release 9.0 which will give users access to premium collaboration tools from a variety of places and more devices. The update to the platform, which is at the core of Cisco’s collaboration portfolio, enables third-party endpoints to join the Cisco UC environment.

•

Cisco announced the first Linksys® Smart Wi-Fi Router and Universal Media Connector powered by the industry’s next-generation wireless technology (802.11ac) – designed to deliver approximately three times faster wireless speeds that can now be extended to Smart TVs and game consoles.

•	Cisco launched its carrier-grade IPv6 solution, an advanced solution designed to help accelerate migration to IPv6, manage the proliferation of IP devices, and prepare networks for service expansion.

Select Customer Announcements

•

Cisco and Nilesat, the leading satellite operator in the Middle East and North Africa (MENA) region, announced that Nilesat has successfully installed Cisco Digital Media solutions for its contribution network.

•

Essar Group deployed the Cisco Unified Computing System™ (UCS) to support the implementation of SAP HANA (High Performance Analytic Appliance) across the organization in phases over the next 12-to-18 months.

•

Bright House Networks announced a collaboration with Cisco to offer world class managed security services, a partnership that has achieved early success by supporting the nation’s tenth largest school district.

•	Oriental Cable Network, one of China’s largest cable operators, chose Cisco Videoscape™ for new multiscreen video experiences in Shanghai, China.

•

Frontier Communications Corporation deployed the Cisco ASR 9000 Series as part of its next-generation network to deliver enhanced high-speed mobile backhaul services to wireless carriers in up to 20 markets in the United States.

•

Nexica has chosen the Cisco UCS® platform and Cisco Nexus® switches to power one of the first cloud services in Spain, offering businesses a complete range of infrastructure services – such as infrastructure as a service (IaaS) and platform as a service (PaaS) – designed to provide benefits such as decreased operational costs, lower risk, increased reliability and improved management of resources.

•	Russia’s largest car manufacturer, AvtoVAZ, chose Cisco to enhance effective collaboration. As many as 500 AvtoVAZ employees use Cisco TelePresence® on a weekly basis.

•

Pac-12 Enterprises collaborated with Cisco to power the Pac-12 Networks from start to finish using Cisco Videoscape technology. Cisco’s video distribution technology will be able to deliver live events from each campus to fans at home by providing the servers that support the delivery networks at all 12 universities, the data routing and switching capabilities in the Pac-12 Studios in San Francisco, California, and the encoding and transcoding equipment.

Editor’s Note:

•

Q4 and fiscal year 2012 conference call to discuss Cisco’s results along with its business outlook will be held at 1:30 p.m. Pacific Time, Wednesday, August 15, 2012. Conference call number is 888-848-6507 (United States) or 212-519-0847 (international).

•

Conference call replay will be available from 4:30 p.m. Pacific Time, August 15, 2012 to 4:30 p.m. Pacific Time, August 22, 2012 at 866-493-8039 (United States) or 203-369-1749 (international). The replay also will be available via webcast from August 15, 2012 through October 19, 2012 on the Cisco Investor Relations website at http://investor.cisco.com.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, August 15, 2012. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://investor.cisco.com.

About Cisco

Cisco (NASDAQ: CSCO) is the worldwide leader in networking that transforms how people connect, communicate and collaborate. Information about Cisco can be found at http://www.cisco.com. For ongoing news, please go to http://newsroom.cisco.com.

# # #

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as statements regarding our strategy, the evolution of our industry, major technology market transitions and our position with respect to such transitions) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain priorities, including our foundational priorities, and in certain geographical locations; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; increased competition in our product and service markets, including the data center; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Form 10-K and 10-Q filed on September 14, 2011 and May 23, 2012, respectively. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Form 10-K and 10-Q, as each may be amended from time to time. Cisco’s results of operations for the three months and the year ended July 28, 2012 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP net income per share data and non-GAAP inventory turns.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP net income and non-GAAP net income per share data, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the period presented.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, other acquisition-related costs, significant asset impairments and restructurings, the income tax effects of the foregoing, and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future, there may be other items, such as significant gains or losses from contingencies and impacts to cost of sales from purchase accounting adjustments to inventory, that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results.

For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Copyright © 2012 Cisco and/or its affiliates. All rights reserved. Cisco, the Cisco logo, Cisco Systems, Cisco Cius, Cisco CloudVerse, Cisco TelePresence, Cisco UCS, Cisco Unified Computing System, Cisco Videoscape, and Linksys are trademarks or registered trademarks of Cisco and/or its affiliates in the U.S. and other countries. To view a list of Cisco trademarks, go to this URL: www.cisco.com/go/trademarks. Third party trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company. This document is Cisco Public Information.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
NET SALES:
Product	$9,150	$8,921	$36,326	$34,526
Service	2,540	2,274	9,735	8,692

Total net sales	11,690	11,195	46,061	43,218

COST OF SALES:
Product	3,729	3,579	14,505	13,647
Service	876	755	3,347	3,035

Total cost of sales	4,605	4,334	17,852	16,682

GROSS MARGIN	7,085	6,861	28,209	26,536

OPERATING EXPENSES:
Research and development	1,416	1,484	5,488	5,823
Sales and marketing	2,417	2,520	9,647	9,812
General and administrative	711	532	2,322	1,908
Amortization of purchased intangible assets	91	101	383	520
Restructuring and other charges	79	768	304	799

Total operating expenses	4,714	5,405	18,144	18,862

OPERATING INCOME	2,371	1,456	10,065	7,674
Interest income	167	164	650	641
Interest expense	(147)	(148)	(596)	(628)
Other income (loss), net	(5)	(5)	40	138

Interest and other income, net	15	11	94	151

INCOME BEFORE PROVISION FOR INCOME TAXES	2,386	1,467	10,159	7,825
Provision for income taxes	469	235	2,118	1,335

NET INCOME	$1,917	$1,232	$8,041	$6,490

Net income per share:
Basic	$0.36	$0.22	$1.50	$1.17

Diluted	$0.36	$0.22	$1.49	$1.17

Shares used in per-share calculation:
Basic	5,332	5,478	5,370	5,529

Diluted	5,354	5,496	5,404	5,563

Cash dividends declared per common share	$0.08	$0.06	$0.28	$0.12

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Twelve Months Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
GAAP net income	$1,917	$1,232	$8,041	$6,490
Adjustments to cost of sales:
Share-based compensation expense	54	56	209	238
Amortization of acquisition-related intangible assets(1)	100	96	376	463
Significant asset impairments and restructurings	(5)	4	(31)	124

Total adjustments to GAAP cost of sales	149	156	554	825

Adjustments to operating expenses:
Share-based compensation expense	313	327	1,192	1,382
Amortization of acquisition-related intangible assets(1)	91	101	383	520
Other acquisition-related costs	7	8	36	131
Significant asset impairments and restructurings(2)	281	768	506	799

Total adjustments to GAAP operating expenses	692	1,204	2,117	2,832

Total adjustments to GAAP income before provision for income taxes	841	1,360	2,671	3,657

Income tax effect	(231)	(397)	(695)	(1,049)
Significant tax matters(3)	—	—	—	(65)

Total adjustments to GAAP provision for income taxes	(231)	(397)	(695)	(1,114)

Non-GAAP net income	$2,527	$2,195	$10,017	$9,033

Diluted net income per share:
GAAP	$0.36	$0.22	$1.49	$1.17

Non-GAAP	$0.47	$0.40	$1.85	$1.62

(1)

Amortization of acquisition-related intangible assets for fiscal 2011 includes impairment charges of approximately $155 million, with $63 million recorded in product cost of sales and $92 million in operating expenses.

(2)

In the fourth quarter of fiscal 2012, significant asset impairments and restructurings consists of net charges of $202 million related primarily to real estate held for sale (which is reported in general and administrative expenses), and $79 million for restructuring charges which includes share-based compensation expense of $2 million.

(3)

In the second quarter of fiscal 2011, the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 reinstated the U.S. federal R&D tax credit, retroactive to January 1, 2010. GAAP net income for the twelve months ended July 30, 2011 included a $65 million tax benefit related to fiscal 2010 R&D expenses. Non-GAAP net income for the twelve months ended July 30, 2011 excluded the $65 million tax benefit related to fiscal 2010 R&D expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	July 28, 2012	July 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$9,799	$7,662
Investments	38,917	36,923
Accounts receivable, net of allowance for doubtful accounts of $207 at July 28, 2012 and $204 at July 30, 2011	4,369	4,698
Inventories	1,663	1,486
Financing receivables, net	3,661	3,111
Deferred tax assets	2,294	2,410
Other current assets	1,230	941

Total current assets	61,933	57,231
Property and equipment, net	3,402	3,916
Financing receivables, net	3,585	3,488
Goodwill	16,998	16,818
Purchased intangible assets, net	1,959	2,541
Other assets	3,882	3,101

TOTAL ASSETS	$91,759	$87,095

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$31	$588
Accounts payable	859	876
Income taxes payable	276	120
Accrued compensation	2,928	3,163
Deferred revenue	8,852	8,025
Other current liabilities	4,785	4,734

Total current liabilities	17,731	17,506
Long-term debt	16,297	16,234
Income taxes payable	1,844	1,191
Deferred revenue	4,028	4,182
Other long-term liabilities	558	723

Total liabilities	40,458	39,836
Total equity	51,301	47,259

TOTAL LIABILITIES AND EQUITY	$91,759	$87,095

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Twelve Months Ended
	July 28, 2012	July 30, 2011
Cash flows from operating activities:
Net income	$8,041	$6,490
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	2,602	2,486
Share-based compensation expense	1,401	1,620
Provision for receivables	50	89
Deferred income taxes	(314)	(157)
Excess tax benefits from share-based compensation	(60)	(71)
Net gains on investments	(31)	(213)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	272	298
Inventories	(287)	(147)
Financing receivables	(846)	(1,616)
Other assets	(674)	275
Accounts payable	(7)	(28)
Income taxes, net	418	(156)
Accrued compensation	(101)	(64)
Deferred revenue	727	1,028
Other liabilities	300	245

Net cash provided by operating activities	11,491	10,079

Cash flows from investing activities:
Purchases of investments	(41,810)	(37,130)
Proceeds from sales of investments	27,365	17,538
Proceeds from maturities of investments	12,103	18,117
Acquisition of property and equipment	(1,126)	(1,174)
Acquisition of businesses, net of cash and cash equivalents acquired	(375)	(266)
Purchases of investments in privately held companies	(380)	(204)
Return of investments in privately held companies	242	163
Other	166	22

Net cash used in investing activities	(3,815)	(2,934)

Cash flows from financing activities:
Issuances of common stock	1,372	1,831
Repurchases of common stock	(4,760)	(6,896)
Short-term borrowings maturities less than 90 days, net	(557)	512
Issuances of debt, maturities greater than 90 days	—	4,109
Repayments of debt, maturities greater than 90 days	—	(3,113)
Excess tax benefits from share-based compensation	60	71
Dividends paid	(1,501)	(658)
Other	(153)	80

Net cash used in financing activities	(5,539)	(4,064)

Net increase in cash and cash equivalents	2,137	3,081
Cash and cash equivalents, beginning of fiscal year	7,662	4,581

Cash and cash equivalents, end of fiscal year	$9,799	$7,662

Cash paid for:
Interest	$681	$777
Income taxes	$2,014	$1,649

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	July 28, 2012	July 30, 2011
CASH AND CASH EQUIVALENTS AND INVESTMENTS
Cash and cash equivalents	$9,799	$7,662
Fixed income securities	37,297	35,562
Publicly traded equity securities	1,620	1,361

Total	$48,716	$44,585

INVENTORIES
Raw materials	$127	$219
Work in process	35	52
Finished goods:
Distributor inventory and deferred cost of sales	630	631
Manufactured finished goods	597	331

Total finished goods	1,227	962
Service-related spares	213	182
Demonstration systems	61	71

Total	$1,663	$1,486

PROPERTY AND EQUIPMENT, NET
Land, buildings, and building & leasehold improvements	$4,363	$4,760
Computer equipment and related software	1,469	1,429
Production, engineering, and other equipment	5,364	5,093
Operating lease assets	300	293
Furniture and fixtures	487	491

	11,983	12,066
Less accumulated depreciation and amortization	(8,581)	(8,150)

Total	$3,402	$3,916

OTHER ASSETS
Deferred tax assets	$2,270	$1,864
Investments in privately held companies	858	796
Other	754	441

Total	$3,882	$3,101

DEFERRED REVENUE
Service	$9,173	$8,521
Product:
Unrecognized revenue on product shipments and other deferred revenue	2,975	3,003
Cash receipts related to unrecognized revenue from two-tier distributors	732	683

Total product deferred revenue	3,707	3,686

Total	$12,880	$12,207

Reported as:
Current	$8,852	$8,025
Noncurrent	4,028	4,182

Total	$12,880	$12,207

SUMMARY OF SHARE-BASED COMPENSATION EXPENSE

(In millions)

	Three Months Ended		Twelve Months Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Cost of sales—product	$14	$14	$53	$61
Cost of sales—service	40	42	156	177

Share-based compensation expense in cost of sales	54	56	209	238

Research and development	104	108	401	481
Sales and marketing	159	160	588	651
General and administrative	50	59	203	250
Restructuring and other charges	2	—	—	—

Share-based compensation expense in operating expenses	315	327	1,192	1,382

Total share-based compensation expense	$369	$383	$1,401	$1,620

The income tax benefit for share-based compensation expense was $64 million and $335 million for the three and twelve months ended July 28, 2012, respectively, and $109 million and $444 million for the three and twelve months ended July 30, 2011, respectively.

ACCOUNTS RECEIVABLE AND DSO

(In millions, except DSO)

	July 28, 2012	April 28, 2012	July 30, 2011
Accounts receivable	$4,369	$3,980	$4,698
Days sales outstanding in accounts receivable (DSO)	34	31	38

INVENTORY TURNS AND RECONCILIATION OF GAAP TO NON-GAAP

COST OF SALES USED IN INVENTORY TURNS

(In millions, except annualized inventory turns)

	Three Months Ended
	July 28, 2012	April 28, 2012	July 30, 2011
Annualized inventory turns- GAAP	11.7	11.5	11.8
Cost of sales adjustments	(0.4)	(0.4)	(0.4)

Annualized inventory turns- non-GAAP	11.3	11.1	11.4

GAAP cost of sales	$4,605	$4,419	$4,334
Cost of sales adjustments:
Share-based compensation expense	(54)	(51)	(56)
Amortization of acquisition-related intangible assets	(100)	(99)	(96)
Significant asset impairments and restructurings	5	5	(4)

Non-GAAP cost of sales	$4,456	$4,274	$4,178